THE PORTIONS OF THIS EXHIBIT 10.9 MARKED "[CONFIDENTIAL*]" HAVE BEEN
     OMITTED HEREFROM AND CONFIDENTIALLY FILED WITH THE SECURITIES
        AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

 DO NOT COPY - NOT FOR DISTRIBUTION






                                      AGREEMENT

                                         FOR

                                    SULPHUR SUPPLY

                                     dated as of

                                     July 1, 1993

                                        among

                         Freeport-McMoRan Resource Partners,
                                 Limited Partnership,

                                 IMC Fertilizer, Inc.

                                         and

                                  IMC-Agrico Company

                                  TABLE OF CONTENTS

                                                                            PAGE

I.       Definitions ........................................................ 2
II.      Agreements to Purchase and Sell .................................... 8
III.     Contract Term ...................................................... 9
lV.      Quantity; Pricing Allocation ....................................... 9
V.       Price .............................................................. 13
VI.      Scheduling ......................................................... 19
VII.     Deliveries ......................................................... 22
VIII.    Weights and Measures ............................................... 29
IX.      Quality and Form ................................................... 30
X.       Title and Risk ..................................................... 31
XI.      Invoicing and Payment .............................................. 31
XII.     Safety, Lability, Warranties ....................................... 35
XIII.    Taxes .............................................................. 36
XIV.     Audit .............................................................. 36
XV.      Force Majeure ...................................................... 37
XVI.     Sulphur Sales by FRP to IMC ........................................ 39
XVII.    FRP Use of Partnership Facilities .................................. 39
XVIII.   Commercial Impracticability ........................................ 41
XIX.     Successor Manager .................................................. 42
XX.      Notices ............................................................ 43
XXI.     FRP/IMC Agreements ................................................. 45
XXII.    SATCO Exchanges .................................................... 46
XXIII.   Assignment ......................................................... 46
XXIV.    Confidentiality .................................................... 47
XXV.     Damages ............................................................ 48
XXVI.    Amendments ......................................................... 48
XXVII.   Governing Law ...................................................... 48
XXVIII.  Successors and Assigns ............................................. 49
XXIX.    Conflict of Interest ............................................... 49
XXX.     Headings ........................................................... 49

Schedule A    -    Agreed basis for determining Base Sulphur to
                   Supplemental Sulphur Supply Ratios
Schedule B    -    Sulphur Allocation Worksheet

Addendum No. 1 to Agreement for Sulphur Supply - Excess IMC Sulphur
Addendum No. 2 to Agreement for Sulphur Supply - Deleting Pennzoil
           Supply Contract as an Exclusion to [Confidential*]
Addendum No. 3. to Agreement for Sulphur Supply - Faustina Plant
           Exception
                                                                December 1, 1994

                                   AGREEMENT

                                      FOR

                                SULPHUR SUPPLY

    This Agreement is made and entered into this 1st day of July, 1993 among Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") IMC Fertilizer, Inc. (ZINCS), and IMC-Agrico Company, a Delaware general partnership ("Partnership").

                                    RECITALS

    A. Partnership owns and operates phosphate chemical manufacturing plants and wishes to secure a long-term supply of sulphur for its manufacturing requirements;

    B.   IMC wishes to supply sulphur to Partnership on a long term basis;

    C.   FRP wishes to supply sulphur to Partnership on a long term basis;

    THEREFORE the parties agree as follows:

                                I.  DEFINITIONS

    Whenever used in this Agreement, the terms set forth below shall have the meanings assigned to them in this Article I. Unless otherwise expressly specified therein, the terms defined in this Article I shall have the same meanings when used in any attachments to this Agreement.

    1.01 "AFFILIATE" means when used in relation to a party to this Agreement, any firm, corporation, partnership, joint venture or other entity, that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such party.

    1.02 "AGREEMENT" means this Agreement for Sulphur Supply and Schedules A and B attached hereto, which Schedules are incorporated into this Agreement by reference, and any amendments hereto.

    1.03 "ALLOWED SPOT PURCHASES" shall have the meaning prescribed for such term in Section 1.12 hereof.

    1.04 "BASE SULPHUR" means a category into which sulphur supplied by FRP and IMC hereunder shall be allocated for purposes of pricing sulphur to be sold under this Agreement, all as more fully set forth in Article IV hereof.

    1.05 "BASE TONNAGE" shall have the meaning prescribed for such term in subparagraph (c) of Article IV hereof.

    1.06 "CONTRACT TERM" means the period of time beginning as of the date hereof and continuing thereafter for so long as the business of Partnership has a requirement for sulphur.

    1.07 "DELIVERED PRICE PER TON" means, when used with respect to sulphur delivered to a particular Partnership plant, the amount per ton paid by [Confidential*] for such sulphur delivered to such plant [Confidential*] from point of origin to such plant. In the case where sulphur destined for a central Florida Partnership plant is delivered into Partnership-furnished trucks at a marine sulphur terminal located in the Port of Tampa, Florida and transported therein from such terminal to such plant at Partnership's expense, the "Delivered Price Per Ton" in such case shall mean with respect to such plant an amount per ton equal to the sum of [Confidential*].

    1.08 "EXCESS IMC SULPHUR" means sulphur obtained by whatever means by IMC for the purpose of supplying hereunder the sulphur requirements of Partnership, but which sulphur proves to be in excess of such requirements.

    1.09 "FAUSTINA PLANT" means the fertilizer plant owned and operated by Partnership and located at Donaldsonville, Louisiana.

    1.10 "IMC MAIN PASS SULPHUR" means all sulphur produced for the account of IMC from the offshore Louisiana Main Pass 299 sulphur mine.

    1.11 [CONFIDENTIAL*] means, with respect to a month [Confidential*] paid by IMC to FRP and to parties other than FRP that are not affiliated with IMC or Partnership for sulphur purchased by IMC and delivered to Partnership's phosphoric acid manufacturing plants located in central Florida (excluding the Nichols plant) during such period of time; exclude. (i) purchases from IMC's existing sulphur purchase contract with Pennzoil Sulphur Company dated November 25, 1985, (ii) any and all purchases from whatever source that are not equivalent to arm's length contract transactions representative of the then current. market for like quantities, terms and deliveries, and (iii) transactions such as, but not limited to, those involving an exchange of an unlike commodity for sulphur and those involving payment and other contract terms which would not customarily be available from sulphur suppliers in general at the time the agreement governing the transaction was entered into, and (iv) [Confidential*] (purchases under contracts of less than one year's duration) excepts for Allowed Spot Purchases. [Confidential*] shall have the following meaning:

    Of the total sulphur purchased by Partnership during such month (excluding purchases during such month of the kind described in subclauses (i), (ii) and (iii) of the preceding sentence and excluding [Confidential*] during such month which meet the criteria set forth in subclauses (ii) and (iii) of the preceding sentence), the portion of such total sulphur which is purchased on a [Confidential*] up to a maximum of [Confidential*] of such total sulphur, shall be considered [Confidential*].

The quantity of the [Confidential*] if any, shall be deemed to have been purchased at a price per ton equal to the [Confidential*]. The [Confidential*] shall mean the [Confidential*] of all sulphur purchased by IMC on a [Confidential*] basis during such month (excluding [Confidential*] during such month meeting the criteria of subclauses (ii) and (iii) of the first sentence of this Section 1.12); provided however, that for purposes of calculating the [Confidential*] for such month:

    (i) should the [Confidential*] for such month exceed by more than [Confidential*] the [Confidential*] for such month, the [Confidential*] for such month in such event shall be deemed to be an amount equal to the [Confidential*] for such month plus
         [Confidential*]; or

    (ii) should the [Confidential*] for such month exceed by more than [Confidential*] the [Confidential*] for such month, the [Confidential*] for such month in such event shall be deemed to be an amount equal to the [Confidential*] for such month less
         [Confidential*].

    1.12 [CONFIDENTIAL*] means, with respect to month, the actual [Confidential*] paid by IMC to FRP and to parties other than FRP that are not affiliated with IMC or Partnership for sulphur purchased by IMC and delivered to Partnership's phosphoric acid manufacturing plants located in central Florida (excluding the Nichols plant) during such month; excluding (i) purchases from IMC's existing sulphur purchase contract with Pennzoil Sulphur Company dated November 25, 1985, (ii) any and all purchases from whatever source that are not equivalent to arm's length contract transactions representative of the then current market for like quantities, terms and deliveries, and (iii) transactions such as, but not limited to, those involving an exchange of an unlike commodity for sulphur, those involving payment and other contract terms which would not customarily be available from sulphur supplies in general at the time the agreement governing the transaction was entered into, and (iv) [Confidential*] (purchases under contracts of less than one year's duration).

    1.13 "NEW WALES PLANT" means the fertilizer plant owned and operated by Partnership and located at New Wales, Florida.

    1.14 "NICHOLS PLANT" means the fertilizer plant owned and operated by Partnership and located at Nichols, Florida.

    1.16 "PARTNERSHIP" means IMC-Agrico Company, a Delaware general partnership.

    1.17 "PARTNERSHIP PLANT" means any of the New Wales plant, the South Pierce plant, the Faustina plant, the Uncle Sam plant and the Nichols plant.

    1.18 "SHORTFALL" shall have the meaning prescribed for such term in subparagraph (b) of Article IV hereof.

    1.19 "SOUTH PIERCE PLANTS" means the phosphoric acid fertilizer plant owned and operated by Partnership and located at Bartow, Florida.

    1.20 [CONFIDENTIAL*] shall have the meaning prescribed for such term in
Section 1.12 hereof.

    1.21 "SUPPLEMENTAL SULPHUR" means a category into which sulphur supplied by FRP and IMC hereunder shall be allocated for purposes of pricing sulphur to be sold under this Agreement; all as more fully set forth in Article IV hereof.

    1.22 "SUPPLEMENTAL TONNAGE" shall have the meaning prescribed for such term in subparagraph (c) of Article IV hereof.

    1.23 "TAFT PLANTS" means the fertilizer plant owned and operated by Partnership and located at Taft, Louisiana.

    1.24 "TON" means a long ton of 2240 pounds.

    1.25 "UNCLE SAME PLANT" means the fertilizer plant owned and operated by Partnership and located at Uncle Sam, Louisiana.

                      II.  AGREEMENTS TO PURCHASE AND SELL

    FRP and IMC will sell and deliver, and Partnership will purchase and accept, during the Contract Term, the quantities of sulphur described in Article IV hereof at the prices set forth in Article V hereof.

                             III.  CONTRACT TERM

    The term of thin Agreement shall begin as of the date hereof and shall continue thereafter for so long as the business of Partnership has a requirement for sulphur.

                       IV.  QUANTITY PRICING ALLOCATION

    FRP and IMC shall collectively, supply 100% of Partnership's sulphur requirements during the Contract Term with the quantity to be supplied by each of FRP and IMC being determined as set forth in subparagraphs (a) through (d) below of this Article IV, unless otherwise agreed by each of Partnership, FRP and IMC. The sulphur sold by FRP and IMC to the Partnership shall be allocated as prescribed it subparagraphs (a) through (d) below of this Article IV between the categories "Base Sulphur" [Confidential*] and "Supplemental Sulphur." Schedule A attached hereto and made a part hereof represents the agreement of the parties hereto as to the manner in which quantities of sulphur to be supplied by FRP and IMC would be allocated among Partnership plants shown on such schedule, as well as the allocation of such quantities as between Base Sulphur and Supplemental Sulphur, in the event Partnership's requirement for sulphur for a year should be exactly 3,025,000 tons. Schedule B attached hereto and made a part hereof is a sulphur allocation worksheet which incorporates the allocation ratios of Schedule A, as supplemented and modified by subparagraphs
(a) through (d) below of this Article IV, and as such constitutes the mechanism by which quantities to be supplied hereunder to Partnership plants shown on Schedule A hereof, and the allocation of such quantities for purposes of the pricing provisions hereof, shall be calculated.

    (a) FRP will supply 100% of the requirements of the Faustina, Uncle Sam and South Pierce plants, with the allocation of Base Sulphur and Supplemental Sulphur to each of such plants to be calculated by the use of the Sulphur Allocation Worksheet set forth on Schedule B.

    (b) All sulphur requirements for the New Wales plant will be supplied by FRP and IMC with the portion of such requirements to be supplied by each of FRP and IMC for the New Wales plant, and the allocation of each such portion as between Base Sulphur and Supplemental Sulphur, to be determined by the use of the Sulphur Allocation Worksheet set forth on Schedule B, except if at any time IMC has insufficient IMC Main Pass Sulphur to meet IMC's Base Sulphur supply obligation at such time as determined from Schedule B, it shall so notify FRP and the number of tons of IMC Main Pass Sulphur required to meet such obligation (the Shortfall) may be supplied by FRP at FRP's election, provided notice of FRP's election to supply is furnished to IMC within 30 days of FRP's receipt of IMC's notice of the Shortfall. Should FRP decline or fail to elect to supply the Shortfall, the Shortfall shall be supplied by IMC. In the event of a Shortfall the tonnage supplied by either FRP or IMC, as the case may be, to make up the Shortfall shall be deemed to be Supplemental Sulphur.

    c) Notwithstanding subparagraphs (a) and (b) above of this Article IV it is intended that

         (i) if the total sulphur consumed by all of Partnership's then operating plants (excluding the Nichols plant) during any calendar year is 1,275,000 tons (the "Base Tonnage"), then FRP shall supply 775,000 tons and IMC shall supply 500,000 tons and all such tonnage shall be Base Sulphur (except as provided otherwise in subparagraph (b) above of this
                   Article IV in respect of any Shortfall),

         (ii) if the total sulphur consumed by all of Partnership's then operating plants (excluding the Nichols plant) during any calendar year is less than the Base Tonnage, then FRP shall supply 60.78% of such total and IMC shall supply 39.22% of such total and all such sulphur shall be deemed to be Base Sulphur, and

         (iii) if the total sulphur consumed by all of Partnership's then operating plants (excluding the Nichols plant) during any calendar year is greater then the Base Tonnage (with tonnage in excess of the Base Tonnage being hereinafter referred to as "Supplemental Tonnage"), then FRP shall supply 64.52% of such Supplemental Tonnage and IMC shall supply 35.48% of such Supplemental Tonnage, except that if in such year the quantity of IMC Main Pass Sulphur available for sale exceeds 500,000 tons, IMC shall deliver such excess IMC Main Pass Sulphur to Partnership and the quantity of Supplemental Tonnage shall be reduced by the quantity of such excess IMC Main Pass Sulphur so delivered. All Supplemental Tonnage and all such excess IMC Main Pass Sulphur shall be deemed to be Supplemental Sulphur.

    (d) All sulphur requirements of the Nichols plant will be supplied by FRP and IMC in equal quantities and all such sulphur supplied to such plant shall be deemed to be Supplemental Sulphur.

                                      V.  PRICE

    5.1 PRICE: GENERAL. The price to be paid by Partnership to FRP and IMC for all sulphur purchased and sold hereunder shall, unless otherwise agreed by each of Partnership, FRP and IMC, be determined an set forth in Sections 5.2 and
5.3 below.

    5.2  FRP SALES TO PARTNERSHIP.

         (a) The price to be paid by Partnership to FRP for all sulphur which is deemed to be Base Sulphur pursuant to Article IV above shall be as follows:

              i. f.o.b. plant for consumption at a Partnership plant located in central Florida excluding the Nichols plant, a price per ton equal to the [Confidential*].

              ii. f.o.b. plant for consumption at the Faustina and Uncle Sam plants, a price per ton equal to the [Confidential*] per ton for the month which includes the date of delivery [Confidential*].

         (b) The price to be paid by Partnership to FRP for all sulphur which is deemed to be Supplemental Sulphur pursuant to Article IV above shall be as follows:

              i. f.o.b. plant for consumption at a Partnership plant located in central Florida, excluding the Nichols plant a price per ton [Confidential*] for the month which includes the date of delivery.

              ii. f.o.b. plant for consumption at the Faustina and Uncle Sam plants, a price per ton equal to the [Confidential*] the month which includes the date of delivery [Confidential*].

              iii. f.o.b. plant for consumption at the Nichols plant, a price per ton [Confidential*] and to parties other than FRP that are not affiliated with IMC or Partnership for sulphur which IMC supplied to the Nichols plant during the month which includes the date of delivery but excluding from such [Confidential*] (i) any and all purchases from whatever source that are not equivalent to arm's length contract transactions representative of the then current market for like quantities, terms and deliveries, (ii) transactions such as, but not limited to, those involving an exchange of an unlike commodity for sulphur and those involving payment and other contract terms which would not customarily be available from sulphur suppliers in general at the time the agreement governing the transaction was entered into, and (iii) [Confidential*] (purchases under contracts of less than one year's duration).

    5.3  IMC SALES TO PARTNERSHIP

         (a) The price to be paid by Partnership to IMC for all sulphur which is deemed to be Base Sulphur pursuant to Article IV above shall be as follows:

              i. f.o.b. plant for consumption at a Partnership plant located in central Florida, excluding the Nichols plant, [Confidential*] the month which includes the date of delivery [Confidential*].

              ii. f.o.b. plant for consumption at the Faustina and Uncle Sam plants (in the event IMC supplies sulphur to those plants pursuant to subparagraph (c) of Article IV), a price per ton [Confidential*] the month which includes the date of delivery [Confidential*].

         (b) The price to be paid by Partnership to IMC for all sulphur which is deemed to be Supplemental Sulphur pursuant to Article IV above shall be as follows:

              i. f.o.b. plant for consumption at a Partnership plant located in central Florida, excluding the Nichols plant, a price per ton [Confidential*] Per Ton [Confidential*] to third parties for such sulphur.

              ii. f.o.b. plant for consumption at the Faustina and Uncle Sam plants, a price per ton equal to the [Confidential*].

              iii. f.o.b. plant for consumption at the Nichols plant, a price per ton [Confidential*].

    5.4 PRICE REDETERMINATION: BASEBALL ARBITRATION. If (i) at the end of any period of six calendar months which began on January 1 or July 1 of any calendar year of the Contract Term the aggregate total of the monthly tonnages during such period used to calculate the [Confidential*] for each month of such period should be less than 100,000 tons, or (ii) at the end of any month of the Contract Term the [Confidential*] for such month cannot be calculated because no sulphur properly includible in such calculation has been purchased by IMC and delivered during such month, then, in either such event, the parties shall have the rights and obligations hereinafter net forth in this Article V.

    5.4.1     At the end of any six-month period described in subclause (i) of
              Section 5.4 above, FRP, IMC or Partnership may by written notice to the other parties given within 5 days after the end of such period request redetermination of the price payable for sulphur delivered hereunder during such period. Not later than five days after the end of any month described in subclause (ii) of Section
              5.4 above IMC shall confirm by written notice to FRP the absence of a basis for calculating the [Confidential*] for such month and the parties shall proceed pursuant to Section 5.4.2 below to [Confidential*] sulphur delivered hereunder during such month. Sulphur delivered during a month for which a price is unavailable pending a price redetermination pursuant to this Article V, shall be invoiced and paid for at the price which would have been applicable to such sulphur if delivered in the most recent prior month for which the [Confidential*]. With respect to any final price redetermination made during a month, any billing adjustments required to be made by FRP or IMC as the result thereof shall be accomplished in the billing party's next monthly invoice.

    5.4.2     In the event a notice of either kind contemplated by Section
              5.4.1 is given, FRP, IMC and Partnership shall have a period of 10 days after the day such notice is given in which to commence redetermination of and agree upon the price payable for sulphur delivered hereunder during the period to which the notice is applicable. In the event the parties are unable to agree upon a redetermined price by the end of such 10 day period, the price shall be determined through a proceeding for resolution of disputes submitted to Endispute Incorporated ("Endispute") in San Francisco, California, with the party whose position is upheld by Endispute in such proceeding being entitled to recover its reasonable attorneys' fees and expenses from the other party. If at the time the dispute occurs Endispute is not in the business of resolving disputes in San Francisco, California, either party may ask the Chief Judge of the United States Court of Appeals for the Ninth Circuit to select a similar firm located in San Francisco, California. The determination of Endispute or such similar firm shall be final and binding on the parties.

    5.4.3 Unless otherwise agreed by the parties in any particular instance, a proceeding for dispute resolution under Section 5.4.2 shall be based on a "baseball arbitration" pursuant to which each party shall produce a written statement setting forth the price it believes to be the [Confidential*] located in central Florida for the time period in issue. The dispute shall be resolved by adoption of one of such prices submitted by the parties and not at a third price.

                                VI.  SCHEDULING

    6.1 GENERAL; PLANT ACCESS. Partnership shall cooperate in good faith with each of FRP and IMC for the purpose of obtaining information required for scheduling sulphur supply logistics, including a rights in each of FRP and IMC to enter upon the premises of any Partnership plant when such entry is reasonably required to obtain such information and subject to the prior consent of Partnership (which consent shall not be unreasonably withheld). Required information would include, but not be limited to, plant sulphur inventory levels in tanks and railcars, mechanical condition of transportation equipment, and sulphur logistic limitations, e.g., dock outage, sulphur pit repairs. Partnership shall also permit access to Partnership plants from time to time by FRP and/or IMC contractors as may be reasonably required for purposes of conducting repairs on transportation equipment, provided reasonable advance notice is given and provided the conduct of such repairs would not unreasonably interfere with plant operations.

    6.2 DAILY REPORT. On any day or from day to day as either FRP or IMC should request, Partnership shall provide to the requesting party, by telecopy and for each Partnership plant, a report setting forth all deliveries of sulphur made by each of FRP and IMC to such plant during the preceding day, as well as the number of tons of sulphur consumed at such plant during such preceding day.

    6.3 OPERATING FORECASTS. Partnership shall provide to each of FRP and IMC, as and when FRP and/or IMC shall request from time to time during the Contract Term, a timely forecast of sulphur consumption by plant using the

Sulphur Allocation Worksheet attached hereto as Schedule B and of expected delivered prices, as well as periodic updates revising such forecast as needed for purposes of budgeting and providing uninterrupted sulphur supply.

    6.4 MONTHLY DELIVERY BALANCING. For purposes of maintaining a balance between the quantities of sulphur each of FRP and IMC are entitled to deliver hereunder to a Partnership plant and their respective actual deliveries thereto, Partnership shall, in addition to any other consumption forecasts which Partnership may be requested to provide under Section 6.3 hereof and by use of the Sulphur Allocation Worksheet attached as Schedule B hereto, provide to each of FRP and IMC not later than 30 days prior to the beginning of each calendar month, or any other period of time as may be mutually agreed upon, a forecast allocation of the quantities of sulphur to be delivered by each of FRP and IMC during such month, to each of Partnership plants. Within 5 business days after the end of such month, Partnership shall utilize such worksheet to determine the actual allocation of such quantities for such month. Should it appear from the actual allocation that FRP or IMC, as the case may be, delivered during such month to a particular Partnership plant a quantity of sulphur greater than the quantity it was entitled to deliver to such plant during such month, the quantity in excess of such entitled quantity shall be referred to as an "over-delivery". Within such 5-day period, Partnership shall provide to each of FRP and IMC an amended allocation forecast for the then current calendar month which reflects, for each Partnership plant to which an over-delivery was made during the preceding calendar month a reduction in the tonnage to be delivered during such current month to such plant by the over-delivering party and a corresponding increase in the tonnage to be delivered during such current month to such plant by the under-delivering party.

                                   VII.  DELIVERIES

    7.1 DELIVERIES: GENERAL. Partnership's written orders specifying the tonnage of sulphur which Partnership shall wish to take from each of FRP and IMC during each month shall be placed with FRP and IMC, respectively, within the first ten days of the month preceding the month in which deliveries are desired. Deliveries shall be made and taken at a reasonably uniform rate during the Contract Term. All shipments of sulphur hereunder will be made on commercial bills of lading. There is reserved to each of FRP and IMC the right to route shipments of and to select the carriers for the sulphur to be shipped by each hereunder. All shipments of sulphur hereunder shall be on [Confidential*], with the shipping party (FRP or IMC, as applicable) responsible for [Confidential*] on the sulphur shipped by it from point of origin to such plant; EXCEPT THAT in the case of sulphur designated by FRP or IMC (as applicable) for delivery to Partnership at a marine sulphur terminal located in the Port of Tampa, Florida, Partnership shall provide the trucks required to take delivery of such sulphur at such terminal and transport same to the Partnership plant for which such sulphur in destined and all costs of providing such trucks and transporting such sulphur from such terminal to such plant shall be paid by [Confidential*].

    7.2 FACILITIES. Partnership will provide, maintain, and make available facilities, at Partnership plants for unloading rail cars, trucks and barges, as applicable, delivering sulphur pursuant to this Agreement including but not limited to rail track to receive railcars and to steam railcars, necessary transfer lines, pumps, storage tanks, and any other necessary or related facilities. Such unloading shall be accomplished promptly and any demurrage and/or detention charges which become due shall be paid by Partnership, unless the delay is directly attributable to FRP or IMC.

    Partnership will provide, maintain and make available a safe berth for FRP's barges at each of the Uncle Sam plant and the Faustina plant. Each such safe berth will provide adequate unloading facilities to accommodate a towboat and a two barge tow.

    7.3 DAMAGE TO TRANSPORTATION EQUIPMENT. Partnership agrees to (i) compensate each of FRP and IMC for loss or damage, excepting sulphur corrosion and ordinary wear and tear, to the property of each and (ii) indemnify and save each of FRP and IMC harmless from any damage to property other than the property of each and from any injuries to persons relating in any way to the use of such railcar(s), trucks(s) and barge(s) which is due to the fault or negligence of Partnership. Partnership further agrees to promptly report to each of FRP and IMC, as appropriate, any damage which may be sustained by the railcars(s), truck(s) or barge(s).

    FRP and IMC agree to (i) compensate Partnership for loss or damage, excepting ordinary wear and tear, to the property of Partnership and (ii) indemnify and save Partnership harmless from any loss or damage to property other than the property of Partnership and from any injuries to persons related in any way to the use of such railcar(s), truck(s) and barge(s) which is due to the fault or negligence of either FRP or IMC or their agents or employees.

    7.4  UNLOADING; DEMURRAGE.

         BARGE - Barge deliveries shall be made by FRP into Partnership's shorelines at the Uncle Sam and Faustina plants. The sulphur shall be deemed to have been delivered as it is progressively discharged into such shorelines. Partnership shall use reasonable efforts to accept multi-barge deliveries: In no event shall the number of deliveries by barge to the Uncle Sam and Faustina plants obliged to be made by FRP during a month exceed a combined total of 25 such deliveries, nor shall FRP be obligated to make barge deliveries in lots less than approximately 4,000 tons.

    Partnership shall provide, [Confidential*] proper dock facilities where FRP's barges can moor, together with such flexible connections, shorelines and other facilities as may be needed to connect such lines with the discharge lines on FRP's barges and to receive discharge from the barges at a rate of not less than 500 tons per hour. Partnership shall also provide, without cost to FRP, such shore labor and facilities as may be needed for the prompt and proper handling of mooring lines, the making and breaking of shore connections and the handling of sulphur into and through Partnership's shorelines. Discharge of the sulphur shall commence promptly following berthing of the barges, and shall continue with all reasonable dispatch and without interruption, including nights, Saturdays, Sundays, and holidays. The parties agree to cooperate in scheduling the arrival of barges and the use of Partnership's docks to the end that an open berth will be provided for FRP's barges upon their arrival.

    If at any time during the Contract Term a barge is presented at the Uncle Sam plant or the Faustina plant for unloading and Partnership is unable at such plant to receive any and/or all of the sulphur available for unloading from such barge at such time, then, unless such inability, is the fault of the employees and/or equipment of FRP or its agents, Partnership shall be responsible for payment of any freight or other associated costs incurred by FRP in redirecting or diverting the barge in order to discharge therefrom the sulphur which Partnership was unable to receive as aforesaid. In the event delays are experienced in the unloading of sulphur from FRP' barges into shorelines at either of the Uncle Sam or Faustina plants, regardless of the cause of such delay except fault of the employees or equipment of FRP or its agents or force majeure, Partnership shall for each barge so delayed pay FRP Barge Demurrage for each hour and any fraction of an hour by which actual laytime for unloading FRP's barges exceeds twelve hours for a single barge tow or twenty-four hours for a two barge tow; such Barge Demurrage to be an hourly rate reflecting the full operating cost of the towboat and barge (or towboat and barges, as the case may be) during the period of time with respect to which the Barge Demurrage is chargeable. Laytime for unloading shall commence when the barge is tendered to the plant, berth or no berth, day or night, including Saturday, Sunday and holidays. Laytime shall end when all shore connections have been disconnected and removed from FRP's barge, or when notice is given that Partnership is unable to load the barge.

    TRUCKS - Partnership will provide and maintain a daily tank truck unloading capability at each of the Partnership plants equal to the average number of tank trucks unloaded per day at such plant during the period of one year immediately preceding the date of this Agreement. Necessary personnel and safety equipment will be provided to accommodate the unloading of tank trucks 7 days a week, including holidays, 365 days per year. Tank trucks will be unloaded on a "first come-first served" basis. Any truck detention or demurrage charges incurred by FRP or IMC at a Partnership plant shall be reimbursed to the incurring party at cost by Partnership unless such charges were imposed through the fault of the incurring party.

    RAILCARS - Partnership will unload railcars promptly at destination and return them to the carrier in accordance with the routing instructions of FRP or IMC, as applicable. Partnership will not divert any rail car from the destination to which it was originally consigned by FRP or IMC without prior notification to and approval by such consigning party (followed by written confirmation of such approval). FRP and IMC will use best efforts to supply railcars in good working order. Should a railcar require minor repair, Partnership will provide available trackage for repair crews as long as in Partnership's judgment it does not interfere with plant operations. Should a railcar require repairs that cannot be accomplished in the plants, notification will be given to FRP or IMC, as applicable for railcar disposition. Partnership shall not be responsible for railcar repairs. FRP or IMC, as applicable, agree to indemnify and hold harmless Partnership from any and all liability arising out of or in any way related to the trackage provided for railcar repair, railcar repair services or the presence of railcars awaiting repair as well as instructions for dispatch after repair. Said liability and indemnification shall include but not be limited to injury, sickness, death or property damage.

    Partnership will provide and maintain a daily railcar unloading capability at each Partnership plant equal to the average number of railcars unloaded per day at such plant during the period of one year immediately preceding the date of this Agreement.

    Unloading of railcars will be performed 7 days a week, 365 days per year, including holidays. Railcars will be unloaded in the order of their arrival.

    Partnership will have a maximum of 5 free days unloading time starting at 7:00 a.m. on the morning following the time of the railroad's notification to Partnership of the railcar's constructive placement and ending with official notice to the railroad of release of the railcar as empty. After such 5 free days Railcar Demurrage will be assessed against and paid by Partnership per day or fraction of a day, per railcar, at a rate reflecting the actual cost incurred by FRP or IMC, as applicable, as the result of the railcar being held by the Partnership for a period longer than the allowed free time. FRP and IMC shall each have the right, exercisable on December 31 of each year during the Contract Term by notice to Partnership given on or before such date, to decrease the number of free days then being allowed hereunder for unloading at a particular Partnership plant to the lowest number of free days then being allowed pursuant to its published tariffs of any railroad carrier for unloading of cars at such plant (provided that such lowest number of free days is less than 5 free days).

                         VIII.  WEIGHTS AND MEASURED

    The quantity of sulphur delivered by each of FRP and IMC to Partnership shall be determined based upon a certified bill of lading. The quantity determination made by such delivering party will govern (except in case of proven error) when the delivery is by truck or barge.

    Railcar quantities shall be determined as follows:

    The quantity placed on the bill of lading will be determined by certified rail scales at point of railcar loading. In the event rail scales are unavailable at origin, the railcar will be weighted in transit to destination on railroad certified scales. In the event the quantity was not determined at railcar loading or in transit to the destination, the railcar will be weighed upon arrival at destination on certified rail scales. If the railcar was not previously weighed prior to reaching destination and should rail scales be unavailable or incapacitated at destination, the quantity will be determined by tank car outage tables provided by the tank car owner or lessee for that particular railcar, taking into consideration correction factors for temperature.

    Barge quantities shall be determined by volumetric measurements of shore tank(s) prior to, and at the conclusion of, loading appropriately adjusted to changes in density resulting from varying temperatures and carbonaceous impurities. Partnership shall have the right to be represented, at Partnership's expense, during any barge loading.

                            IX.  QUALITY AND FORM

    9.1 SPECIFICATIONS. Except as otherwise provided in Sections 9.2 and 9.3 below the sulphur to be purchased and sold hereunder shall meet the following specifications:

         Crude sulphur guaranteed 99.50% pure on a dry basis which shall be commercially free of arsenic, selenium, and tellurium and which shall contain not more than 0.25% carbon, not more than 50 parts per million (ppm) ash, and not more than 10 ppm acidity: if over 99.50% purity, no charges shall be made for the excess; if under, a pro-rata allowance shall be made or, at Partnership's option, acceptance of delivery thereof may be refused by Partnership (provided that such refusal shall not relieve the selling party (FRP or IMC, as applicable) of its obligation to replace the quantity so refused with an equal quantity of sulphur conforming to the specifications set forth in this
Article IX). The sulphur shall be in liquid (molten) form of not less than 260 degrees Fahrenheit when loaded into Partnership receiving facilities.

    9.2 AMENDMENT OF SPECIFICATIONS. At any time or from time to time during the Contract Term as a material change should occur in the quality specifications which are usual and customary in sulphur supply agreements in effect at the time between sulphur suppliers in general and their customers, the parties hereto shall confer in good faith and amend this Agreement to accord with such changed specifications.

    9.3  UNCLE SAM PLANT EXCEPTION.  The specifications set forth in Section
9.1 above shall apply to all sulphur delivered hereunder to the Uncle Sam plant except that such sulphur shall contain not more carbon than would raise the calculated percentage of carbon in a storage tank at the Uncle Sam plant to a level greater than 0.4%.

                              X.  TITLE AND RISK

    Title to sulphur sold hereunder and risk of loss with respect thereto shall pass to Partnership upon delivery.

                          XI.  INVOICING AND PAYMENT

    11.1 GENERAL. Within 5 days following the close of each calendar month, Partnership shall furnish each of FRP and IMC a report setting forth the quantities of sulphur delivered by each of FRP and IMC to each of Partnership plants during the preceding month. On the basis of such report FRP and IMC shall each invoice Partnership within 7 days following the close of each calendar month for the quantities of sulphur delivered by each of them respectively to each of Partnership plants during the preceding month. Within fifteen days from the date of FRP's or IMC's invoice, Partnership shall make payment for the sulphur so invoiced by electronic transfer of same-day funds. Partnership agrees to pay FRP, or IMC, as the case may be, a service charge equal to .050% per day (approximately 1-1/2% per month) on all payments due by Partnership not received into FRP's or IMC's account, as the case may be, on or before the due date. For invoicing purposes hereunder, the first quantities of sulphur delivered by FRP and IMC hereunder to a Partnership plant during any month shall be deemed to be in fulfillment of the quantity of Base Sulphur which the delivering party is entitled to deliver to such plant during such month. Notwithstanding the preceding sentence, with respect to the quantity of Base Sulphur delivered by FRP during any calendar year, FRP shall endeavor, to the extent Partnership plant consumption rates permit, to invoice Partnership for such annual quantity in such manner as will permit such annual quantity to be distributed in approximately equal portions over the twelve monthly invoices applicable to deliveries made in such year.

    11.2 FREIGHT REIMBURSEMENT. The monthly report of deliveries to be furnished each of FRP and IMC pursuant to Section 11.1 above shall also contain a per ton [Confidential*] (as more fully described hereinafter in this Section 11.2) applicable to the month covered in the monthly report. FRP and IMC shall in their respective invoices for sulphur delivered during the month covered by the report, [Confidential*] applicable to that month times the number of tons of the invoicing party's sulphur delivered to Partnership at a marine sulphur terminal(s) located in the Port of Tampa, Florida during such month.

    The [Confidential*] for any month shall be [Confidential*] of transporting sulphur from marine sulphur terminals located in the Port of Tampa, Florida to Partnership plants in Florida during such month. Such [Confidential*] shall also be used for purposes of calculating the terminable-to-plant truck delivery costs contemplated by the definition of "Delivered Price Per Ton" set forth at Section 1.08 hereinabove. In calculating such [Confidential*]; (i) the per-ton cost of a truck movement from terminal to plant with no [Confidential*] shall be the total cost of such [Confidential*] in such movement, and (ii) the per- ton cost of a truck movement from terminal to plant, with a [Confidential*] of another commodity from the plant for Partnership's account, shall be determined by [Confidential*].

    11.3 ANNUAL ASSESSMENT OF [Confidential*] PERIOD. An annual price adjustment calculation shall be made hereunder by each of FRP and IMC within 30 days after the end of each calendar year to compare the invoiced amount for sulphur delivered hereunder during such year against the amount which would have been payable for such sulphur had the [Confidential*] and the [Confidential*] each been computed on a quarterly, as opposed to a monthly, basis. Such calculation, the details of which the parties agree to develop prior to January 1, 1994, would provide, for each [Confidential*] of such year, the total amount which would have been owed by FRP and/or IMC to Partnership, or owed by Partnership to FRP and/or IMC, as the case may be, had invoicing been conducted on the [Confidential*] utilized in the calculation. Such [Confidential*] total amounts for the year would be added together and the net amount obtained thereby, constituting either an overpayment or underpayment by Partnership, as applicable, would be duly billed or credited as appropriate in the next regular invoices of FRP and IMC.

                         XII.  SAFETY, LIABILITY, WARRANTIES

    12.1 SAFETY DATA SHEETS. FRP and IMC shall each furnish to Partnership Material Safety Data Sheets, including warnings and safety and health information concerning the products sold hereunder. Partnership agrees to disseminate such information so as to give warning of possible hazards to persons who Partnership can reasonably foresee may be exposed to such hazards, including but not limited to Partnership's employees, agents, contractors or customers.

    12.2 PRODUCT LIABILITY. FRP and IMC shall not, under any circumstances, be liable for any special, indirect or consequential damages of any kind of the Partnership arising from the handling, storage or use of the sulphur when delivered, whether used singly or in combination with other materials. No claim of any kind, whether in contract, tort or otherwise, arising out of such handling, storage or use, shall be greater than, nor shall FRP or IMC in any event be liable for, an amount in excess of the purchase price of the quantity of sulphur in respect of which such claim is made.

    12.3 WARRANTIES. FRP AND IMC MAKE NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED EXCEPT THAT THE SULPHUR SOLD HEREUNDER SHALL CONFORM TO THE SPECIFICATIONS SET FORTH IN ARTICLE IX OF THIS AGREEMENT AND THAT FRP AND IMC WILL CONVEY GOOD TITLE THERETO, FREE FROM ANY LAWFUL SECURITY INTEREST. FRP AND IMC ASSUME NO OTHER LIABILITY WITH RESPECT TO THE SULPHUR AND MAKE NO OTHER WARRANTY, WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, EXPRESSED OR IMPLIED, WITH RESPECT THERETO.

                                XIII.  TAXES

    Partnership shall be responsible for the payment or satisfaction of any and all taxes which may be imposed by Federal, State or local taxation authorities after title to sulphur delivered hereunder has passed to Partnership, and shall either (i) pay or (ii) demonstrate its exemption from any such taxes imposed upon or levied coincident with the transfer of title to sulphur delivered hereunder from the selling party (FRP or IMC, as applicable) to Partnership, including but not limited to sales, use, gross receipts or other similar taxes, but excluding income, excess profit, franchise, severance or production taxes.

                                XIV.  AUDIT

    FRP shall have the right to request and IMC will provide to FRP through such nationally recognized independent firm of certified public accountants as IMC shall designate a certified statement verifying that the calculation of the [Confidential*] the [Confidential*] and IMC's [Confidential*] of sulphur delivered to the Nichols plant have been accurately calculated and are in accordance with the terms of this Agreement, and a certified statement that the auditor has reviewed the records of Partnership's plants to the extent necessary to verify that sulphur delivered to and consumed by Partnership has been accurately calculated in accordance with the terms of this Agreement.

In the event IMC or an Affiliate of IMC shall cease to be the "Operating Partner" under Partnership's Partnership Agreement, FRP and IMC shall thereafter during the Contract Term each have the right through such nationally recognized independent firm of certified public accountants as FRP and IMC shall respectively designate (other than any such firm then serving as Partnership's auditor at the time of the audit) to audit the records of Partnership's plants to the extent necessary to provide the same [Confidential*] and sulphur delivery and consumption verifications as theretofore were provided FRP by IMC's auditor pursuant to the preceding sentence.

                             XV.  FORCE MAJEURE

    Provided a party hereto promptly notifies the other parties hereto thereof, such party shall not be liable for any failure or delay in performance hereunder which may be due in whole or in part to fire, explosion, earthquake, storm, flood, drought or other adverse weather condition, accident, breakdown of machinery or facilities including, but not limited to, the transportation, terminal and handling facilities which may be employed in making deliveries hereunder, transportation or handling difficulties, faults or errors in navigation (including, but not limited to, any act or omission of carriers or terminal operators), strike, lockout, combination of workmen or other labor difficulties (from whatever cause arising, and whether or not the demands of the employees are reasonable or within such party's power to grant), war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation degree, regulation, ordinance, instruction or request of Government or other public authorities, judgment or decree of a court of competent jurisdiction, delay or failure of carriers or contractors, labor shortage, or inability to obtain transportation equipment, operating materials, plant equipment or materials required for maintenance or repairs, curtailment or suspension of operations to remedy or avoid an actual or alleged violation or violations of Federal, State, or local environmental, health or safety standards as may be in effect from time to time during the contract period, or any other contingency or delay or failure or cause of any nature beyond the reasonable control of such party, whether or not of the kind hereinabove specified and whether or not any such contingency is presently occurring or occurs in this future. In the event that the transportation, handling or delivery capability of FRP is impeded due to any such cause or causes FRP shall have the right to reduce deliveries and to allocate its facilities in such manner as appears to it to fairly apportion the consequences of such cause or causes among FRP's customers, and FRP shall not be obligated to take any action which would remelt in increasing its cost of performance beyond the cost which it would have incurred in the absence of such cause or causes.

                     XVI.  SULPHUR SALES BY FRP TO IMC

    FRP and IMC shall not be precluded from entering into agreements whereby FRP could sell to IMC a portion of the Supplemental Sulphur which IMC would be obligated to supply to Partnership.

                  XVII.  FRP USE OF PARTNERSHIP FACILITIES

    17.1 STORAGE AND REDELIVERY. FRP may deliver sulphur to any Partnership plant for redelivery therefrom at such time and in such manner as FRP shall specify, subject to Partnership's agreement that any such Delivery and redelivery will not disrupt operations at such plant. FRP shall reimburse Partnership for actual costs incurred by Partnership in connection with and reasonably related to any such delivery and redelivery.

    17.2 BARGE FACILITIES. FRP shall have the right to fleet barges at docks or other line-up facilities at the Faustina, Taft and/or Uncle Sam plants at any time or from time to time provided Partnership determines such fleeting does not cause interference with plant operations. FRP shall reimburse Partnership for any actual costs incurred by Partnership as the result of, and reasonably related to, such fleeting.

    17.3 OTHER USES. With respect to Partnership facilities at the plants owned by FRP prior to formation of Partnership, FRP shall be entitled to continue to use such facilities provided (i) such use will not unduly interfere with operations of Partnership, (ii) FRP reimburses Partnership for any actual costs incurred by Partnership as the result of, and reasonably related to, such use and (iii) FRP shall have first obtained the consent of Partnership (which consent shall not be unreasonably withheld).

    17.4 INDEMNITY. FRP shall defend, indemnify and hold harmless Partnership against any and all liability arising out of or in any way connected with FRP's use of Partnership facilities pursuant to this Article XVII including but not limited to liability for injury, sickness, death and property damage provided, however, that if Partnership has contributed to such liability through gross negligence or willful misconduct, FRP's indemnity to Partnership shall be reduced by the proportion in which Partnership's grows negligence or willful misconduct contributed to such liability. In the event any claim or demand as to which such indemnity relates is made on Partnership, Partnership shall provide FRP with reasonable notice and opportunity to defend. FRP shall carry liability insurance adequate to the liability assumed by it hereunder. FRP shall reimburse Partnership for the actual cost of any additional insurance which Partnership deems reasonably necessary to insure its facilities against any and all liabilities which may arise due to FRP's use fief Partnership facilities pursuant to this Article XVII.

                     XVIII.  COMMERCIAL IMPRACTICABILITY

    The parties acknowledge that the allocation and pricing provisions of Articles IV and V are based on assumptions about Partnership operations and sulphur and sulphur transportation markets in accordance with which those provisions are expected to yield generally balanced and equitable results. If fundamental changes in those operations or markets render such an assumption invalid and performance of this Agreement by a party becomes commercially impracticable or grossly inequitable, that party may so notify the other parties, setting forth its reasons in reasonable detail. The parties will negotiate in good faith toward amending the affected provisions of the Agreement in a manner intended to restore its balance and equity. Ordinary cyclical changes in markets shall not be grounds for invoking negotiation under this Article. A party invoking negotiation will have the burden of proving that an assumption upon which the Agreement was based has fundamentally altered.

                          XIX.  SUCCESSOR MANAGER

    In the event IMC or an Affiliate of IMC shall cease to be the "Operating Partner" under Partnership's Partnership Agreement, then with respect Into IMC's rights and obligations to supply sulphur hereunder:

    (a) IMC Main Pass Sulphur will be supplied to the Partnership by IMC and otherwise dealt with hereunder in the same manner as would be the case if IMC continued having responsibility for general management of the Partnership; and

    (b) the rights and obligations of IMC to supply hereunder sulphur other than IMC Main Pass Sulphur shall vest in Partnership.

    As the result of the vesting of such rights and obligations pursuant to subclause (b) above, the Partnership shall assume the Sulphur purchasing functions theretofore performed by IMC in connection with IMC's non-IMC Main Pass Sulphur supply obligations hereunder, and, accordingly the pricing provisions of Article V, [Confidential*] shall thenceforward be based upon the [Confidential*] of the [Confidential*].

                               XX.  NOTICES

    Any notice, election, payment or other correspondence required or permitted under this Agreement shall be made in writing and shall be sufficiently delivered if delivered personally to the party to whom directed by courier or otherwise deposited in the United States certified or registered mail, sent by Western Union telegram or mailgram, or sent by telecopy if followed immediately by written notice by U. S. certified or registered mail, with all necessary postage or chores fully prepaid, return receipt requested (or in the case of a telecopy, telegram or mailgram, confirmation of delivery), and addressed to the party to whom directed at its below specified address, to wit:

    As to FRP:

         Freeport Sulphur Company Division
         Freeport-McMoRan Resource Partners,
         Limited Partnership
         P. O. Box 61520
         New Orleans, Louisiana 70161
         Attention: President
         Telecopy: (504) 582-4440
         Telephone: (504) 582-4000

    As to IMC:

         IMC Fertilizer, Inc.
         2100 Sanders Road
         Northbrook, Illinois 60062
         Attention: Corporate Secretary
         Telecopy: (708) 205-4804
         Telephone: (708) 272-9200

    As to IMC-Agrico Company:

         IMC-Agrico Company
         5000 Old Highway 37
         P. O. Box 2000
         Mulberry, Florida 33860
         Attention: Corporate Secretary
         Telecopy: (813) 428-2695
         Telephone: (813) 428-1431

    Such notice, election, payment or other correspondence shall be deemed to have been properly given upon receipt by the party to whom directed. A party may change its address for the purpose of notices or communications under this Agreement by furnishing notice of the change to the other parties in compliance with this Article XIX.

                          XXI.  FRP/IMC AGREEMENTS

    21.1 EXCESS IMC SULPHUR. As soon as practicable after the date hereof, FRP and IMC shall negotiate in good faith the terms and conditions of, and execute, an agreement whereunder FRP shall be obligated to dispose of any Excess IMC Sulphur. Included in the terms and conditions of such Agreement shall be an equitable commercial arrangement to compensate FRP for its services in liquidating such Excess IMC Sulphur.

    21.2. IMC MARINE TRANSPORTATION AND TERMINAL REQUIREMENTS. Not later than the fourth quarter of each calendar year of the Contract Term, FRP and IMC shall commence good faith negotiations for the provision by FRP, during the next succeeding calendar year, and to the extent FRP at that time has existing and available infrastructure therefor, of all marine transportation and sulphur terminaling services required by IMC to fulfil its sulphur supply obligations to Partnership during such succeeding year (except as to IMC sulphur produced at the offshore Louisiana Main Pass 299 sulphur mine and transported by FRP under that certain Restated Processing and Transportation Agreement between FRP and IMC made as of July 1, 1990). [Confidential*].

                          XXII.  SATCO  EXCHANGES

    FRP, directly or through FRP's affiliate, Sulphuric Acid Trading Company ("SATCO"), shall have the right at any time and from time to time to deliver to any Partnership plant sulphuric acid of generally accepted commercial specification in exchange for a grade-adjusted equivalent quantity of higher grade sulphuric acid, provided such exchange in Partnership's judgment would not adversely affect Partnership and provided FRP or SATCO, as the case may be, reimburses Partnership for any actual cost incurred by Partnership in connection with, and reasonably related to, the effectuation of the exchange.

                             XXIII.  ASSIGNMENT

    No party hereto shall have the right to assign, directly or indirectly, any of such party's rights, interests or duties under this Agreement, without the prior written consent of the other parties hereto, and any attempted such assignment shall be void, except that such consent shall not be required in the event of an assignment of this contract by a party hereto pursuant to a merger, reorganization, amalgamation or sale or transfer of substantially all of such party's assets.

                           XXIV.  CONFIDENTIALITY

    The parties agree that all terms and conditions of this Agreement and any amendment or amendments thereof are confidential and shall not be disclosed during the Contract Term by any party hereto to any party that is not a party to this Agreement without the prior written consent of the other parties hereto; provided, however, that such consent shall not be required in the case of a party's disclosure thereof to such party's Affiliates, financial institutions, legal and business advisers and consultants, or to parties with whom a party is negotiating in good faith for the purpose of the sale of all or part of its assets or for merger or consolidation or to any governmental agency pursuant to any law, regulation or legal process. A party making such disclosure shall notify the other parties hereto as to the identity of the party to whom disclosure is made and shall direct the party to whom disclosure is made to exercise a level of care sufficient to preserve the confidential nature of the disclosed information, or in the case of disclosure to a governmental agency, use its best efforts to restrict, to the full extent permitted by law or regulation, its distribution.

                               XXV.  DAMAGES

    No claim shall be made by or allowed against any party hereto for indirect or consequential damages of another party hereto, including loss of revenues or loss of profits, or for punitive damages.

                              XXVI.  AMENDMENTS

    This Agreement may be amended or modified only by due agreement of all the particle hereto and execution of a written amendment(s) thereto.

                            XXVII.  GOVERNING LAW

    The validity, operation and performance of this contract shall be governed and controlled by the law of the State of Florida, and its terns shall bail construed and interpreted in accordance with said law without reference to principles of conflict of laws.

                       XXVIII.  SUCCESSORS AND ASSIGNS

    The terms, conditions, covenants and agreements contained in this Agreement shall extend to, be binding upon, and inure to the benefit of the successors and permitted assignees of the parties.

                         XXIX.  CONFLICT OF INTEREST

    All parties hereto shall exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict of interest.

                                XXX.  HEADINGS

    The headings used in this Agreement are for convenience only and shall not be taken or construed to define or limit any of the terms or provisions of this Agreement.

    IN WITNESS WHEREOF, this Agreement is executed by the parties on the date first set out above.

              FREEPORT-McMoRan RESOURCE PARTNERS,
                LIMITED PARTNERSHIP

              By: /s/ John G. Amato
                  ----------------------------------
              Title:General Counsel
                    --------------------------------


              IMC FERTILIZER, INC.

              BY: /s/ James D. Speir
                  ----------------------------------
              Title:    Executive Vice President
                    --------------------------------


              IMC-AGRICO COMPANY

              By: /s/ Robert Brauneker
                  ----------------------------------
              Title:         Vice President
                    --------------------------------

    Schedule A     Agreed basis for determining Base Sulphur to Supplemental
                   Sulphur Supply Ratios [CONFIDENTIAL]

    Schedule B     Sulphur Allocation Worksheet [CONFIDENTIAL]

                    ADDENDUM NO. 1 TO AGREEMENT FOR SULPHUR SUPPLY

    This Addendum No. 1, dated as of January 1, 1994 ("Addendum") to AGREEMENT FOR SULPHUR SUPPLY, dated July 1, 1993 ("Agreement") is entered into among Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), IMC Fertilizer, Inc. ("IMC"), and IMC-Agrico Company ("IMC-Agrico"). Captioned terms used herein without definition shall have the same meaning given them in the Agreement.

    Now, therefore FRP, IMC and IMC-Agrico hereby agree to determine the quantity of ''Excess IMC Sulphur" (EIS), defined in Section 1.08 of the Agreement as of the close of any month as follows:

    Quantity of IMC sulphur over/(under) supplied to "Partnership Plant" as calculated by Schedule B of the Agreement......................................#

    Plus...IMC sulphur held by FRP in liquid inventory for whatever reason from all sources including but not limited to, sulphur acquired from arms-length purchase contracts, sulphur residing with FRP under transportation or terminating agreements, sulphur sales by FRP to IMC pursuant to Section XVI fit the Agreement, IMC sulphur acquired through exchanges, and sulphur withdrawn from solid inventory for IMC's account by FRP, but excluding Allowable IMCF
Working Liquid Inventory ("IMCWLI") and IMCF Sulphur as defined below..........#

    Less IMCWLI...........................................................12,000

    Equals EIS.................................................................#

    Upon mutual agreement of all parties, the IMCWLI may be revised upward or downward from time-to-time. Adjustments, for the most part will be determined by transportation and/or terminal contractual agreement(s) between IMC and FRP for the use of FRP facilities by IMC.

    Within seven business days following IMC's receipt of a written notice from FRP to IMC of the existence of EIS, IMC shall notify FRP in writing of the liquidation option that FRP shall use to dispose of the EIS. Liquidation options shall include the following:

    A.    FRP markets EIS on behalf of IMC when market conditions allow, or

    B.   EIS is vatted by FRP for IMC's account.

    FRP's notice to IMC of the existence of an EIS shall include the market sales price which FRP can obtain and the commercial arrangements to compensate FRP for its services under liquidation option A and FRP's solid sulphur inventory costs associated with liquidation option B. Depending upon IMC's liquidation option, IMC shall execute a sulphur marketing agreement or solid storage agreement with FRP containing the cost terms contained in the EIS notice. Should IMC fail to execute such an agreement within seven business days following IMC's receipt of notice from FRP to IMC of the existence of EIS, all EIS shall be considered as placed in solid inventory for IMC's account pursuant to liquidation option B.

ADDENDUM NO 1 TO AGREEMENT FOR SULPHUR SUPPLY

The storage cost of sulphur and solid inventory is time sensitive. Labor, fuel, equipment and environmental costs will change over time. From time-to-time, and/or as required, revised costs will be provided to IMC. Accordingly, Freeport will make best efforts to identify representative costs associated with vatting and melting sulphur in parcels of 50,000 tons. Requests by IMC to vat or melt in quantities less than 50,000 tons could result in additional costs.
FRP's 1994 solid sulphur inventory handling costs are as follows:

    Vatting Charge .......... [Confidential*] (invoiced as EIS is placed into solid inventory)
    Melting Charge ......... [Confidential*] (invoiced as EIS is withdrawn from solid inventory)

IMCF SULPHUR

    In determining solid storage vatting and melting requirements and the costs attributable thereto, the terms and provisions of the Processing and Transportation Agreement, as amended, between Freeport Sulphur Company, a division of Freeport McMoRan Resource Partners Limited Partnership, and IMC Fertilizer, Inc., dated December 1, 1989, shall apply.

    In witness hereof, the parties hereto have caused this Addendum to be executed as of the date first above written.

                                  FREEPORT-McMoRan RESOURCE
                                  PARTNERS, Limited Partnership

                                  By: /s/ J. R. Combs
                                     ----------------------------------
                                  Title: VICE PRESIDENT

                                  IMC FERTILIZER, INC.

                                  By: /s/ James D. Speir
                                     ----------------------------------
                                  Title. EXECUTIVE VICE PRESIDENT-
                                         OPERATIONS

                                  IMC-AGRICO COMPANY

                                  By: /s/ James D. Speir
                                     ----------------------------------
                                  Title: EXECUTIVE VICE PRESIDENT-
                                         OPERATIONS

             AMENDMENT NO. 2 TO AGREEMENT FOR SULPHUR SUPPLY

This Amendment, dated July 1, 1994 by and between Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), IMC Fertilizer, Inc. ("IMC") and IMC-Agrico Company ("IMC-Agrico").

                            W I T N E S S E T H:

WHEREAS, FRP, IMC and IMC-Agrico entered into that certain Agreement for Sulphur Supply, dated July 1, 1993 and Addendum No. 1 thereto, dated January 1, 1994 (hereinafter collectively called the "Agreement"); and

WHEREAS, the parties to the Agreement desire to amend same as hereinafter provided.

NOW, THEREFORE, it is hereby agreed by and among FRP, IMC and IMC-Agrico to amend the Agreement as follows:

1. Article I. Definitions, Section 1.11 is amended by deleting therefrom any and all references to subclause (i) thereof.

2. Article I. Definitions, Section 1.12 is amended by deleting therefrom any and all references to subclause (i) thereof.

3.  The effective date of this Amendment shall be July 1, 1994.

All of the terms and conditions of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, FRP, IMC and IMC-Agrico have executed this Amendment on the date first hereinabove set forth.

                                  Freeport-McMoRan Resource Partners,
                                  Limited Partnership

                                  By: /s/ J. R. Combs
                                     ----------------------------------
                                  Its: Vice President

                                  IMC Fertilizer, Inc.

                                  By: /s/ James D. Speir
                                     ----------------------------------
                                  Its: President & COO

                                  IMC-Agrico Company

                                  By: /s/ James D. Speir
                                     ----------------------------------
                                  Its: Vice President

             FORM OF AMENDMENT NO. 3 TO AGREEMENT FOR SULPHUR SUPPLY

This Amendment, dated October 1, 1997, by and between Freeport-McMoRan Resource Partners, Limited Partnership ("FRP"), IMC Fertilizer Inc.("IMC") and IMC-Agrico Company ("IMC-Agrico"),

                                  W I T N E S S T H:

WHEREAS, FRP, IMC and IMC-Agrico are parties to that certain Agreement for Sulphur Supply, dated July 1, 1993, as amended, (the "Agreement"), and

WHEREAS, the parties to the Agreement desire to amend it as hereinafter provided,

NOW, THEREFORE, FRP, IMC and IMC-Agrico hereby agree to amend the Agreement as follows:

1.  Article IX is amended by adding a new Section 9.4:

         "FAUSTINA PLANT EXCEPTION. The specifications set forth in
         Section 9.1 above shall apply to all sulphur delivered hereunder to the Faustina plant except that such sulphur shall contain not more carbon than would raise the calculated percentage of carbon in a storage tank at the Faustina plant to a level greater than 0.6%."

2.  The effective date of this amendment shall be October 1, 1997.

3. All of the terms and conditions of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, FRP, IMC and IMC-Agrico have executed this Amendment on the date first hereinabove set forth.

                                  Freeport-McMoRan Resource Partners,
                                  Limited Partnership

                                  By:
                                     ----------------------------------
                                  Its:
                                     ----------------------------------

                                  IMC Fertilizer Inc.

                                  By:
                                     ----------------------------------
                                  Its:
                                     ----------------------------------

                                  IMC-Agrico Company

                                  By:
                                     ----------------------------------
                                  Its:
                                     ----------------------------------